Exhibit 3.5

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

of

Game Your Game, Inc.

a Nevada corporation

Pursuant to NRS 78.195

The undersigned, Soumya Das, hereby certifies that:

1.	He is the duly elected Chief Executive Officer of Game Your Game, Inc., a Nevada corporation (“Corporation”).

2.	A resolution was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on June 30, 2026 authorizing and approving the Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock of the Corporation set forth below.

3.	No shares of Series A Convertible Preferred Stock have been issued as of the date hereof.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

Game Your Game, Inc.

By:	/s/ Soumya Das
Name:	Soumya Das
Title:	Chief Executive Officer
Dated:	June 30, 2026

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

of

Game Your Game, Inc.

a Nevada corporation

The undersigned Chief Executive Officer of Game Your Game, Inc. (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation’s Certificate of Incorporation (“Certificate”) and pursuant to NRS 78.195, and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized preferred stock designated as the Series A Convertible Preferred Stock as follows:

FIRST: The Certificate authorizes the issuance by the Corporation of 1,000,000,000 shares of common stock, par value of $0.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value of $0.001 per share (“Preferred Stock”), and further, authorizes the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and to designate the rights, preferences and limitations of each series.

SECOND: By unanimous written consent of the Board dated June 30, 2026, the Board designated one hundred thousand (100,000) shares of the Preferred Stock as Series A Convertible Preferred Stock, par value $0.001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series A Convertible Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES A PREFERRED STOCK

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have meanings set forth in Section 14 below.

Section 2. Powers and Rights of Series A Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series A Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series A Stock shall be as set forth in this Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock (this “Certificate of Designation”). For purposes hereof, a holder of a share or shares of Series A Stock, with respect to their rights as related to the Series A Stock, shall be referred to as a “Series A Holder.”

Section 3. Number and Stated Value. The number of authorized shares of the Series A Stock is one hundred thousand (100,000) shares. Each share of Series A Stock shall have a stated value of $1,111.11 (the “Stated Value”).

Section 4. Ranking. Except to the extent that the holders of all of the outstanding Series A Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below), all shares of capital stock of the Corporation shall be junior in rank to all Series A Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be qualified by the rights, powers, preferences and privileges of the Series A Stock. Without limiting any other provision of this Certificate of Designation, without the prior express written consent of the Required Holders, voting separately as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series A Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), or (ii) of pari passu rank to the Series A Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”). In the event of the merger or consolidation of the Corporation with or into another corporation wherein the Corporation is the surviving entity, the shares of Series A Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall provide for a result inconsistent therewith, subject to the other terms and conditions herein.

Section 5. Preferred Return.

(a)	Each share of Series A Stock shall accrue a rate of return on the Stated Value at the rate of ten percent (10%) per annum, to be determined pro rata for any factional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series A Stock from the date of its Issuance Date and shall be payable or otherwise settled as set forth herein. Following the occurrence of an Event of Default (as defined below), the Preferred Return will increase to 15% per annum.

(b)	The Preferred Return shall be payable on a quarterly basis, within five (5) Trading Days following the end of each calendar quarter, either in cash or via the issuance to the applicable Series A Holder of an additional number of shares of Series A Stock equal to (i) the Preferred Return then accrued and unpaid, divided by (ii) the Stated Value, with the election as to payment in cash or via the issuance of additional shares of Series A Stock to be determined in the discretion of the Corporation.

(c)	In the event that the Corporation elects to pay any Preferred Return via the issuance of shares of Series A Stock, no fractional shares of Series A Stock shall be issued, and the Corporation shall pay in cash the Preferred Return that would otherwise be payable via the issuance of a fractional share of Series A Stock.

Section 6. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each share of Series A Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Common Stock equal to by reason of their ownership thereof, an amount per share of Series A Stock equal to the Stated Value at such time plus any accrued and unpaid Preferred Return (as applicable, the “Series A Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Series A Preferred Liquidation Amount, the Series A Holders with respect to their shares of Series A Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Series A Preferred Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its shareholders, the Series A Stock shall not participate in such distributions.

Section 7. Conversions. The Series A Stock shall be convertible into Common Stock at any time or times following the applicable Issuance Date of such Series A Stock on the terms and conditions set forth in this Section 7.

(a)	Conversion Right. Any Series A Holder shall be entitled to convert its Series A Stock into fully paid and non-assessable shares of Common Stock in accordance with this Section 7. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fractional share up to the nearest whole share. The Corporation shall pay any and all fees, transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount. Conversion notices in the form attached hereto as Exhibit A (a “Conversion Notice”) may be effectively delivered to the Corporation at the email or other address provided to such Series A Holder by the Corporation.

(b)	Conversion Shares. The number of shares of Common Stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Shares”).

(c)	Method of Conversion Share Delivery. On or before the close of business on the second (2nd) Trading Day following the date of delivery of a Conversion Notice (the “Delivery Date”), the Corporation shall, deliver or cause its transfer agent to issue and deliver the applicable Conversion Shares electronically to the account designated by holder in the applicable Conversion Notice.

(d)	Conversion Delays. If the Corporation fails to deliver Conversion Shares by the applicable Delivery Date, holder may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such conversion. In addition, for each Conversion, in the event that Conversion Shares are not delivered by the Delivery Date, a late fee equal to 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $500.00 per day (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the Delivery Date until Conversion Share delivery is made; and such late fees will be paid in cash to the Series A Holder.

(e)	Ownership Limitation. Notwithstanding anything to the contrary contained in this Certificate of Designation or any other agreement between the Corporation and a Series A Holder, the Corporation shall not effect any conversion of Series A Stock to the extent that after giving effect to such conversion would cause the Series A Holder (together with its Affiliates) to beneficially own a number of shares of Common Stock exceeding 9.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of shares of Common Stock will be determined pursuant to Section 13(d) of the Exchange Act. The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of each Series A Holder.

Section 8. Trigger Events. The occurrence of any of the following events will be considered a “Trigger Event” hereunder:

(a)	the Corporation receives a letter of non-compliance or other similar correspondence from Nasdaq Listing Qualifications Department;

(b)	beginning forty-five (45) days after the Initial Listing Date, the average Market Capitalization during any period of three (3) consecutive Trading Days is less than $100,000,000.00;

(c)	any shares of Series A Stock remain outstanding on or after the date that is six (6) months from the Initial Listing Date;

(d)	in any quarter beginning with the second calendar quarter of 2026, the Corporation’s: (i) stockholder equity is less than $2,500,000, or (ii) operating loss is greater than $3,000,000; or

(e)	beginning forty-five (45) days after the Initial Listing Date any closing trade price of the Common Stock is 25% or more below the Valuation Price.

Upon the occurrence of a Trigger Event, the Stated Value will automatically increase by five percent (5%).

Section 9. Corporation Optional Redemption.

(a)	Subject to the terms and conditions herein, at any time after the applicable Issuance Date, the Corporation may elect, in the sole discretion of the Board, to redeem all or any portion of the Series A Stock then issued and outstanding from all of the Series A Holders (a “Corporation Optional Redemption”) by paying to the applicable Series A Holders an amount in cash equal to the Series A Preferred Liquidation Amount then applicable to such shares of Series A Stock being redeemed in the Corporation Optional Redemption multiplied by 110% (the “Redemption Price”). For the avoidance of doubt, any redemptions made in connection with a Fundamental Transaction will be paid at the Redemption Price.

(b)	The Corporation shall provide written notice of any Corporation Optional Redemption to the Series A Holder(s) within ten (10) Trading Days following the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed on the tenth Trading Day following the delivery of such notice, and at such time the Corporation shall deliver to the Series A Holder(s) the Redemption Price in valid funds. Each Series A Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption; provided, however, the Series A Holders will still have the right to exercise their right to convert the Series A Stock into Common Stock during the foregoing ten-day notice period.

Section 10. Dividends and Distributions. The Series A Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock.

Section 11. Vote; Amendment.

(a)	Other than as set forth in Section 11(b), the Series A Stock shall not have any voting rights and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote.

(b)	The Corporation may not, and shall not, amend or repeal this Certificate of Designation without the prior written consent of Series A Holders holding a majority of the Series A Stock then issued and outstanding, in which vote each share of Series A Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series A Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 12. Covenants. Until such time as no shares of Series A Stock remain outstanding, the Corporation will at all times comply with the following covenants, unless otherwise consented to in writing by the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion:

(a)	After the initial issuance of Series A Stock, the Corporation will not issue any new shares of Series A Stock to anyone other than the initial Series A Holder or the Controlling Shareholder without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(b)	The Corporation will not increase or decrease the authorized shares of Common Stock or Series A Stock without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(c)	The Corporation will not make any Restricted Issuance without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(d)	The Corporation shall not enter into or extend any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Corporation (i) from entering into a variable rate transaction with any Series A Holder or any Affiliate of any Series A Holder, or (ii) from issuing Common Stock, Preferred Stock, warrants, convertible notes, other debt securities, or any other of the Corporation’s securities to any Series A Holder or any Affiliate of any Series A Holder.

(e)	The Corporation (including its subsidiaries) will not pledge or grant a security interest in any of its assets without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(f)	The Corporation (including its subsidiaries) will not, and will not enter into any agreement or commitment to, dispose of any assets or operations that are material to the Corporation’s operations without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(g)	Except in connection with satisfaction of a Nasdaq deficiency notice, the Corporation will not, and will not enter into any agreement or commitment to, undertake or complete any reverse split of any class of Common Stock or Preferred Stock without the Required Holders’ prior written consent, which consent may be granted on withheld in the Required Holders’ sole and absolute discretion.

(h)	The Corporation will not, and will not enter into any agreement or commitment to, create, authorize, or issue any class of Preferred Stock without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(i)	The Corporation will not consummate a Fundamental Transaction or enter into an agreement to consummate a Fundamental Transaction without the Required Holders’ prior written consent, which consent may be granted on withheld in the Required Holders’ sole and absolute discretion. In addition to the foregoing consent right of the Required Holders, for so long as a Controlling Stockholder exists, the Corporation shall not have the power or authority to effect a Fundamental Transaction unless such transaction has been approved by the affirmative vote of a majority of the Disinterested Directors.

Section 13. Covenant Default.

(a)	Event of Default. Any Series A Holder may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing:

(i)	The Corporation fails to fully comply with any covenant, obligation or agreement of the Corporation in this Certificate of Designation (other than payment or issuance defaults which are addressed in subparagraph (ii) below) or a breach of any covenant owed to the initial Series A Holder in any other agreement between the Corporation and the initial Series A Holder, and such failure, if known to the applicable Series A Holder and reasonably possible of cure, is not cured within five (5) Trading Days of the occurrence of such event;

(ii)	The Corporation fails to pay any amount due and payable to the Series A Holders pursuant to and as required by this Certificate of Designation, or fails to issue any additional shares of Series A Stock or Common Stock to the Series A Holders pursuant to and as required by this Certificate of Designation, and such failure, if known to the Series A Holders and reasonably possible of cure, is not cured within five (5) Trading Days of the occurrence of such event; or

(iii)	The Corporation shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) make a general assignment for the benefit of the Corporation’s creditors; or (3) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute.

(b)	Consequences of Events of Default. Upon the occurrence of an Event of Default, the Stated Value will automatically increase by ten percent (10%). The Corporation covenants and agrees to provide notice of an Event of Default to all Series A Holders within three (3) days of the occurrence of such Event of Default. If an Event of Default has occurred (i) any Series A Holder may, by notice to the Corporation, force the Corporation to redeem all of the issued and outstanding shares of Series A Stock then held by such Series A Holder for a price equal to (A) the Stated Value of all such shares of Series A Stock; plus (B) any accrued and unpaid Preferred Return with respect to all such shares of Series A Stock, provided that such Preferred Return shall be paid in cash in an amount equal to the number of shares of Series A Stock otherwise issuable for the Preferred Return multiplied by the Stated Value; plus (C) any and all other amounts due and payable to the applicable Series A Holder pursuant to this Certificate of Designation; (ii) any Series A Holder shall have the right to pursue any other remedies that such Series A Holder may have under applicable law and/or in equity; and (iii) the initial Series A Holder shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting the Corporation from issuing any of its Common Stock or Preferred Stock to any party unless all the shares of Series A Stock owned by the initial Series A Holder are redeemed in full simultaneously with such issuance.

(c)	Expenses. In the event that any Series A Holder incurs expenses in the enforcement of its rights hereunder, including but not limited to reasonable attorneys’ fees, then the Corporation shall immediately reimburse such Series A Holder the reasonable costs thereof.

Section 14. Definitions. In addition to the terms defined elsewhere in this Certificate of Designation, the following terms, as used herein, have the following meanings:

(a)	“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, the specified Person.

(b)	“Control” means (i) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by contractor otherwise, or (iii) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

(c)	“Controlling Stockholder” means any person or group beneficially owning more than 50% of the voting power.

(d)	“Conversion Amount” means the number of shares of Series A Stock being converted multiplied by the then-current Stated Value.

(e)	“Conversion Price” means: (i) prior to the occurrence of a Trigger Event or Event of Default, the Fixed Price, and (ii) following the occurrence of a Trigger Event or Event of Default, the lesser of (A) the Fixed Price, and (B) the Market Price.

(f)	“Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Conversion Notice multiplied by the daily VWAP on the Delivery Date for such conversion.

(g)	“Disinterested Directors” means, with respect to any transaction or matter, a director who:

(a)	does not have a material direct or indirect financial interest in such transaction or matter (other than as a stockholder on a pro rata basis);

(b)	is not an Affiliate of, and has no material relationship with, any Person that has a material interest in such transaction or matter (including any Controlling Stockholder); and

(c)	is determined in good faith by the Board (excluding interested directors) to be independent and disinterested with respect to such transaction or matter.

Any director affiliated with or designated by a Controlling Stockholder shall be deemed not to be a Disinterested Director with respect to any transaction or matter in which such Controlling Stockholder or its Affiliates has an interest.

(h)	“Equity Securities” means Common Stock of the Corporation, Preferred Stock of the Corporation and any option, warrant, or right to subscribe for, acquire or purchase Common Stock or Preferred Stock.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

(j)	“Exempt Issuance” means (a) debt incurred in connection with a commercial bank loan, a commercial bank line of credit or a lease; (b) issuances of Equity Securities in connection with an employee equity incentive plan approved by the Corporation’s board of directors, so long as such issuances are not for the purpose of raising capital; or (c) any financing which results in the redemption of all issued and outstanding shares of Series A Stock at the Stated Value, along with any accrued and unpaid Preferred Return, and any and all other amounts due and payable to the Series A Holders. Notwithstanding the foregoing, in no event will the issuance of any security containing a term or feature that varies with the market price of the Common Stock be considered an Exempt Issuance.

(k)	“Fixed Price” means the Valuation Price.

(l)	“Floor Price” means $4.00 (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions of the Corporation’s common Stock).

(m)	“Fundamental Transaction” means that (i) (A) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not the Corporation or any of its subsidiaries is the surviving corporation) any other person or entity, (B) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (C) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, effect, initiate or allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of the Corporation (not including any shares of voting stock of the Corporation held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (D) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of the Corporation (not including any shares of voting stock of the Corporation held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (E) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify either class of the Common Stock, other than an increase in the number of authorized shares of either class of the Corporation’s Common Stock, (F) the Corporation transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with the Corporation, or (G) the Corporation pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (ii) the Corporation shall not effect, initiate, or allow any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) to become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Corporation; provided, however, in no event shall any transaction set forth above occurring by operation of law or without the prior approval of the Board of Directors of the Corporation be deemed a “Fundamental Transaction”.

(n)	“Initial Listing Date” means the first day that shares of the Common Stock trade on Nasdaq.

(o)	“Issuance Date” means the date that the applicable shares of Series A Stock are issued to a Series A Holder.

(p)	“Liabilities” means liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or un-matured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.

(q)	“Market Capitalization” means a number equal to (a) the average daily VWAP of the Common Stock for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding Common Stock as reported on the Corporation’s most recently filed Form 10-Q or Form 10-K.
(r)	“Market Price” means 88% multiplied by the lowest daily VWAP during the ten (10) Trading Day period prior to the applicable measurement date, but in no event lower than the Floor Price.

(s)	“Nasdaq” means the Nasdaq Stock Market.

(t)	“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(u)	“Preferred Share Outstanding Balance” means the total Stated Value of all outstanding shares of Series A Stock held by Streeterville Capital, LLC, a Utah limited liability company, as of the applicable measurement date.

(v)	“Restricted Issuance” means with respect to the Corporation or any of its subsidiaries: (i) the issuance, incurrence or guaranty of any debt (including any merchant cash advance, account receivable factoring or other similar agreement) or additional Liabilities other than trade payables incurred in the ordinary course of business, unsecured intercompany debt, commercial bank loans and lines of credit, and leases, (ii) the issuance of (a) any Equity Securities of the Corporation, including, without limitation any Common Stock or any class or series of Preferred Stock; or (b) any securities that are convertible into or exchangeable for shares of Common Stock or any class or series of Preferred Stock, other than in each of the foregoing clauses (i) and (ii), for any such issuances or sales to a Series A Holder as contemplated in this Certificate of Designation or otherwise to a Series A Holder or any of its Affiliates. For the avoidance of doubt, the issuance of Common Stock under, pursuant to, in exchange for or in connection with any contract or instrument, whether convertible or not, is deemed a Restricted Issuance for purposes hereof if the number of shares of Common Stock to be issued is based upon or related in any way to the market price of the Common Stock, including, but not limited to, Common Stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. For the further avoidance of doubt, issuances of Common Stock to officers, directors, consultants, and services providers will not be considered Restricted Issuance.

(w)	“SEC” means the United States Securities and Exchange Commission.

(x)	“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

(y)	“Trading Day” means any day on which Nasdaq is open for trading.

(z)	“Valuation Price” means $8.00 per share (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions of the Corporation’s Common Stock).

(aa)	“VWAP” means the volume weighted average price of the Common Stock on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg, LP.

Section 15. Miscellaneous.

(a)	Legend. Any certificates representing the Series A Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b)	Uncertificated Shares Lost or Mutilated Series A Stock Certificate. The Series A Stock shall be issued to each Series A Holder in uncertificated (book entry) form by the stock transfer agent of the Corporation unless a Series A Holder requests such Series A Stock be issued to such Series A Holder in certificated form. If any certificate for the Series A Stock held by the Series A Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series A Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	Interpretation. If the Corporation or any Series A Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d)	Waiver. Any waiver by the Corporation or the Series A Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Series A Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(e)	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(f)	Status of Redeemed Preferred Stock. If any shares of Series A Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, Game Your Game, Inc., a Nevada corporation, has caused this Certificate of Designation to be signed by a duly authorized officer on this 30th day of June, 2026.

Game Your Game, Inc.

/s/ Soumya Das
Name:	Soumya Das
Title:	Chief Executive Officer

EXHIBIT A

GAME YOUR GAME, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock of Game Your Game, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”), of Game Your Game, Inc., a Nevada corporation (the “Corporation”), indicated below into shares of Common stock, par value ($0.0001), of the Corporation, as of the date specified below.

A. Date of Conversion:	______________
B. No. of Series A Preferred Shares Being Converted:	______________
C. Conversion Amount:	______________
D. Conversion Price:	______________
E. Conversion Shares:	______________ (C divided by D)
F. Remaining Series A Preferred Shares Held:	______________

Please transfer the Conversion Shares electronically to the following account:

Broker:	Address:

DTC#:

Account #:

Account Name:

Series A Holder:

[________]

By:
[_____], [______]